Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

M-TRON INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	500,000 (2)	$10.275 (3)	$5,137,500	$110.20 per $1,000,000	$566.15
Total Offering Amounts							$566.15
Total Fee Offsets (4)							–
Net Fee Due							$566.15

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of M-tron Industries, Inc.’s (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Registrant’s Amended and Restated 2022 Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Consists of shares of Common Stock of Registrant that are issuable pursuant to the Registrant’s Amended and Restated 2022 Incentive Plan.
(3)

Estimated solely for the purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.  The computation is based on the average of the high and low prices of MtronPTI Common Stock as reported on the New York Stock Exchange on November 14, 2022, because the offering price of the securities to be granted in the future is not currently determinable.

(4)	The Registrant does not have any fee offsets.